UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2015

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2015, Merrimack Pharmaceuticals, Inc. (the “Company”) closed a private placement of $175,000,000 in aggregate principal amount of its 11.5% senior secured notes due 2022 (the “Notes”) and entered into an indenture (the “Indenture”) with U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), governing the Notes. The Notes were sold only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold at a price equal to 100% of the principal amount of the Notes. Morgan Stanley & Co. LLC served as sole placement agent for the private placement of the Notes.

The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. The holders of the Notes do not have any registration rights.

The Company estimates that the net proceeds from the private placement will be approximately $168 million, after deducting the estimated private placement expenses payable by the Company.

The Notes bear cash interest at a rate of 11.5% per year, payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2016. The Company will pay semi-annual installments of principal on the Notes of $21,875,000 each, subject to adjustment as provided in the Notes, on June 15 and December 15 of each year, beginning on June 15, 2019. The Notes will mature on December 15, 2022, unless earlier redeemed or repurchased in accordance with their terms prior to such date.

The Company may redeem the Notes at its option, in whole or in part from time to time, prior to December 22, 2016 at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus the greater of (x) 1.0% of the principal amount to be redeemed and (y) the amount, if any, by which (a) the present value at such redemption date of (i) 111.5% multiplied by the principal amount to be redeemed plus (ii) all required interest payments due on the principal amount be redeemed through December 22, 2016 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the treasury rate (as defined in the Indenture governing the Notes) in respect of such redemption date plus 100 basis points, exceeds (b) the principal amount to be redeemed, in each case, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem the Notes at its option, in whole or in part from time to time, on or after December 22, 2016 at a redemption price equal to: (i) from and including December 22, 2016 to and including December 21, 2017, 111.5% of the principal amount of the Notes to be redeemed, (ii) from and including December 22, 2017 to and including December 21, 2018, 105.75% of the principal amount of the Notes to be redeemed, (iii) from and including December 22, 2018 to and including December 21, 2019, 102.875% of the principal amount of the Notes to be redeemed, and (iv) from and including December 22, 2019 and thereafter, 100% of the principal amount of the Notes to be redeemed, in each case, plus accrued and unpaid interest to the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes.

The Notes are senior secured obligations of the Company and will be equal in right of payment to all existing and future pari passu indebtedness of the Company (including the Company’s outstanding 4.50% convertible senior notes due 2020), will be senior in right of payment to all existing and future subordinated indebtedness of the Company, will have the benefit of a security interest in the Notes collateral and will be junior in lien priority in respect of any asset-based lending collateral that secures any first priority lien obligations from time to time.

Under the terms of the Indenture, the Company entered into a collateral agreement, dated as of December 22, 2015, with the Collateral Agent and the subsidiary parties from time to time party thereto (the “Collateral Agreement”). Pursuant to the terms of the Collateral Agreement, the Notes and the related guarantees are secured by a first priority lien on substantially all of the Company’s and the guarantors’ assets, in each case, subject to certain prior liens and other exclusions, and a pledge of 65% of the voting equity interests and 100% of the non-voting equity interests of the Company’s foreign subsidiaries as reasonably requested by the collateral agent.

If the Company undergoes a change of control (as defined in the Indenture governing the Notes), subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the date of repurchase. In addition, upon the occurrence of certain asset sales, other than sales of asset-based lending collateral that secures any first priority lien obligations, the Company must offer to repurchase the Notes with the net proceeds of such asset sale, at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the date of repurchase.

Pursuant to the Indenture, the Company and its restricted subsidiaries must also comply with certain affirmative covenants, such as furnishing financial statements to the holders of the Notes, and negative covenants, including limitations on the following: the incurrence of debt; the issuance of the Company’s preferred stock; the payment of dividends, the repurchase of shares and making certain other restricted payments; the prepayment, redemption or repurchase of subordinated debt; the sale, lease or transfer of property and assets; engaging in transactions with affiliates; and the making of investments other than those permitted by the Indenture.

The Indenture governing the Notes contains customary events of default with respect to the Notes (including the Company’s failure to make any payment of principal or interest on the Notes when due and payable), and upon certain events of default occurring and continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may (subject to the provisions of the Indenture) declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In the case of certain events of bankruptcy, insolvency or reorganization involving the Company or a restricted subsidiary, 100% of the principal of, and accrued and unpaid interest on, the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The above description of the Indenture, the Notes and the Collateral Agreement is a summary only and is qualified in its entirety by reference to the terms of the Indenture (including the Form of Note) and the Collateral Agreement, filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes.

Item 1.02. Termination of a Material Definitive Agreement.

On December 22, 2015, the Company used a portion of the net proceeds from the private placement of the Notes to repay an aggregate of approximately $41.4 million (the “Payoff Amount”), comprised of $40.0 million in aggregate principal amount, $0.2 million in accrued interest and $1.2 million in fees, owed to Hercules Technology Growth Capital, Inc. (“Hercules”) under the Company’s loan and security agreement, as amended, with Hercules dated as of November 8, 2012 (the “Loan Agreement”). Upon Hercules’ receipt of the Payoff Amount, the Loan Agreement terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01. Other Events.

On December 22, 2015, the Company announced the closing of its private placement of the Notes. The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: December 22, 2015	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture (including the Form of Note), dated as of December 22, 2015, among Merrimack Pharmaceuticals, Inc., any Guarantor that becomes a party thereto and U.S. Bank National Association, a national banking association, as trustee and collateral agent

10.1	Collateral Agreement, dated as of December 22, 2015, among Merrimack Pharmaceuticals, Inc., the Subsidiary Parties from time to time party thereto and U.S. Bank National Association, a national banking association, as trustee and collateral agent

99.1	Press release issued by Merrimack Pharmaceuticals, Inc. on December 22, 2015